Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Actuate Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-167748, 333-164702, 333-159904, 333-151004, 333-143235, 333-134140, 333-124546, 333-113545, 333-104101, 333-84582, 333-62600, 333-56906, 333-33720, 333-73015, and 333-59959) on Form S-8 and in the registration statements (Nos. 333-67220 and 333-34410) on Form S-3 of Actuate Corporation and subsidiaries (the Company) of our reports dated March 11, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule as set forth in Item 15(a)(2) and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Actuate Corporation.

Our report dated March 11, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2010, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified related to the controls over the review of the income tax provision.

/s/ KPMG LLP

Mountain View, California

March 11, 2011